UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

Weatherford International plc
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 St. James Place	,	Houston	,	Texas	77056
(Address of principal executive offices)					(Zip Code)
 Registrant’s telephone number, including area code: 713.836.4000

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                         Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Accounting Officer

Weatherford International plc (the “Company”) announced the appointment of Mr. Desmond Mills as Vice President and Chief Accounting Officer (“CAO”), and principal accounting officer, effective April 15, 2021. Prior to joining the Company, Mr. Mills, 48, was with Caterpillar Inc. where he most recently served as Segment Compliance Manager of Construction Industries and previously served in roles of increasing responsibility including, Finance Director of Caterpillar Brazil and Division Chief Financial Officer of the Integrated Components Services Division.

In connection with Mr. Mills’ appointment as Vice President and CAO, he will receive the following compensation:

1.annual base salary of $325,000;
2.eligibility to participate in the Company’s Short-Term Incentive Plan with a target bonus of 60% of his annual base salary;
3.a long-term cash incentive award with a grant date of April 15, 2021, subject to the terms and conditions of the Company’s Amended and Restated 2019 Equity Incentive Plan and the award agreements thereunder, as set forth below:
(i)22,648 in Phantom RSUs vesting in two equal annual installments from the date of grant and subject to a maximum cash payout of $260,000 in the event of a cash settlement under the terms of the award agreement; and
(ii)30,879 in RSUs vesting in two equal annual installments from the date of grant; and
(iii)15,439 in PSUs; awards may be earned between 0% and 200% of the target award based on achievement of performance goals and will vest following the completion of a two-year performance period.

Mr. Mills will be covered under the Company’s Change of Control Policy which provides that, upon a qualifying termination of employment following a change in control transaction, he would receive, subject to a release of claims, severance benefits equal to one times base salary and bonus, continued health care benefits, outplacement services and certain other benefits.

Absent a change in control transaction, Mr. Mills will be eligible to receive severance benefits in the event of a termination without cause within 12 months of commencement of his employment in the amount of 12 months of his annual base salary. After the first anniversary of Mr. Mills’ commencement of employment, he will be eligible to receive severance benefits in the event of a termination without cause in the amount of 6 months of his annual base salary.

Mr. Mills will be eligible for relocation and other benefits in accordance with the Company’s standard plans and polices. In addition, the Company and one of its primary subsidiaries will enter into customary officer indemnification agreements (deeds of indemnity) with Mr. Mills.

There are no arrangements or understandings between Mr. Mills and any other persons pursuant to which Mr. Mills was selected to act as the Chief Accounting Officer of the Company. Mr. Mills does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

Reclassification of Departure of Christina Ibrahim

The Company previously reported on June 8, 2020 that Christina M. Ibrahim, its former Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, had left the Company and was entitled to certain termination “without cause” benefits and compensation under the Company’s pre-existing compensation plans and applicable policies and related agreements. On December 15, 2020, the Company reported that it had determined that Ms. Ibrahim’s termination (reported on June 8, 2020) was a “for cause” termination. Ms. Ibrahim disputed this determination.

The Company and Ms. Ibrahim have settled all of their disputed matters and, as part of their settlement, the Company has decided to reclassify Ms. Ibrahim’s separation as “without cause” under the terms of her May 4, 2015 Change in Control Agreement and the Company’s pre-existing compensation plans and applicable policies and related agreements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: April 16, 2021
/s/ Scott C. Weatherholt
Scott C. Weatherholt
Executive Vice President, General Counsel and Chief Compliance Officer